EXHIBIT 99.1
June Update on Carter Validus Mission Critical REIT II, Inc.’s Response to COVID-19

June 9, 2020

TAMPA, FL - The following is a letter provided by the CEO

Dear Valued Stockholder,

Over the past few months, unprecedented circumstances related to the novel coronavirus have resulted in significant economic volatility. I am providing you with an update on our company’s performance and financial position as we deal with the ramifications of an evolving economic landscape. As of March 31, 2020, our total real estate investment was approximately $3.2 billion1, comprised of 153 properties totaling roughly 8.7 million square feet with a weighted average occupancy of approximately 94.7%. In the subsequent months, we have maintained a strong balance sheet and portfolio performance.

Since the onset of the pandemic, we have received tenant requests for rent deferment and abatement. All accommodations that we provided have been limited relative to the company’s annual revenue.  In the vast majority of cases in which we allowed tenants to defer rent, repayment of such deferred amounts is due within six to twelve months. For a limited number of requests, we provided an abatement of rent in conjunction with a multi-year lease extension, in which cases we anticipate such extensions adding value to the corresponding property and overall company portfolio. For the months of April and May, to date we have collected approximately 97% and 94% of contractual rent, respectively, however, when deferred rents and other tenant accommodations made in light of the novel coronavirus are excluded, our collections to date are 99% in April and 98% in May. The aggregate amount of deferment and abatement granted to our tenants is equal to approximately 1.75% of our total annual contractual revenue in 2020, which we do not anticipate being material to our near-term liquidity or ability to cover our current monthly distributions.

In May, we further strengthened our liquidity position through the sale of a healthcare property for approximately $35 million, receiving $7 million at close and originating a $28 million two-year loan to the purchaser on favorable terms. Our current liquidity position, comprised of cash and available credit facility proceeds after the sale, is approximately $270 million.

Although the economic landscape remains uncertain, we have observed an improvement in the quality of our tenant’s financial profiles as the country gradually reopens. Based upon significant government stimulus and healthcare regulatory changes, we believe that the healthcare and data center/technology subsectors in which we focus will disproportionately benefit from improving economic activity.

Thank you for your continued investment in our company.

Wishing you safety and good health.

Sincerely,

Michael Seton
Chief Executive Officer and President
Carter Validus Mission Critical REIT II, Inc.

1. Based on aggregate contract purchase price of real estate properties acquired, including acquisition costs and additional capital expenditures incurred since inception.

Forward Looking Statements
Certain statements contained herein, other than historical fact, may be considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provided by the same. These statements are based on management’s current expectations and beliefs regarding operational strategies, anticipated events and trends, the economy, the financial condition of our tenants, our ability to continue to collect rent at current levels, our ability to continue to cover our monthly distributions, and other future conditions and are subject to a number of trends and uncertainties. No forward-looking statement is intended to, nor shall it, serve as a guarantee of future performance. You can identify the forward-looking statements by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “will” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are subject to various risks and uncertainties, and factors that could cause actual results to differ materially from the company’s expectations include, but are not limited to, the impact of the ongoing COVID-19 pandemic on the company’s tenants and results of operation, the availability of suitable investment opportunities; changes in interest rates, the availability and terms of financing; general economic conditions; market conditions; legislative and regulatory changes that could adversely impact the business of the company; and other factors, including those described under the section entitled “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended 2019 and the subsequent Quarterly Report on Form 10-Q, copies of which are available at www.sec.gov. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.

Contact
Miranda Davidson
IR@cvreit.com